Exhibit 10.3
316290459v4

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), originally dated as of June 19, 2017 and originally effective as of July 24, 2017 (“Original Effective Date”), which was amended and restated effective as of November 20, 2020, and which is further amended and restated, effective June 18, 2026 (the “Effective Date”), and is made by and between Carter Bankshares, Inc. (“Holding Company”), Carter Bank & Trust (“Bank”) (Holding Company and Bank, both individually and collectively, are referred to herein as “Employer”) and Wendy S. Bell (“Executive”).
WHEREAS, Employer wishes to continue the employment of Executive as a key executive of Bank and Holding Company, and it is the desire of Employer to have the benefit of Executive’s continued loyalty and service; and
WHEREAS, Executive wishes to continue in the employ of Employer on the terms and subject to the conditions set forth herein, and both Employer and Executive consent to this Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and the payment to Executive of One Hundred Dollars ($100.00) as additional consideration, the parties agree as follows:
1.    Employment and Duties.
(a)Executive shall be employed as Senior Executive Vice President, Chief Financial Officer of Bank and Chief Financial Officer of Holding Company (collectively referred to herein as the “Position”) on the terms and subject to the conditions of this Agreement. Executive accepts such employment and agrees to perform the duties and responsibilities of the Position, as may be assigned to Executive by the Chief Executive Officer or the Board of Directors of Holding Company and Bank.
(b)Executive shall devote Executive’s best efforts and full time to rendering services on behalf of Employer in furtherance of its best interests. Executive shall comply with all policies, standards and regulations of Employer now or hereafter promulgated, and shall perform all duties under this Agreement to the best of Executive’s abilities and in accordance with the ethics and standards of conduct applicable to employees in the banking industry.
2.    Term. The Term (as defined below) of this Agreement was effective as of the Original Effective Date and continued for two years from the Original Effective Date (the “Initial Term”); provided, however, that, at the end of the Initial Term, this Agreement was automatically extended for a one-year term (a “Renewal Term”), commencing at the end of the Initial Term, and was further extended for additional Renewal Terms thereafter. This Agreement shall continue to be further extended for an additional one-year term at the end of each Renewal Term, unless either party gives written notice of non-renewal no later than sixty (60) calendar days prior to the end of the applicable Renewal Term. During any Renewal Term, however, this Agreement may be terminated at any time pursuant to Section 6 or Section 16 below. The Term of this Agreement, including all Renewal Terms, is referred to herein as the “Term.”
3.    Compensation.
(a)    Base Salary. During the Term, Bank shall cause Executive to be paid an annual base salary of no less than Four Hundred and Forty-Seven Thousand, and One Hundred Thirty-Three Dollars and Forty-Four Cents ($447,133.44), paid in equal installments to Executive in accordance with Bank’s established payroll practices (but no less frequently than monthly). Holding Company’s Board of Directors or its designee, in its discretion, may increase Executive’s base salary during the Term. Bank shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Executive and Bank. Bank shall also withhold and remit to the proper party any amounts agreed to in writing by Bank and Executive for participation in any corporate sponsored benefit plans for which a contribution is required.
(b)    Bonuses. Executive shall receive only such annual bonuses, if any, as Holding Company’s Board of Directors or its designee, in its sole discretion, decides to pay to Executive. Notwithstanding the prior sentence, to the extent that, during the Term, Employer establishes an annual bonus plan covering executive employees, Executive shall be eligible for a bonus in accordance with the terms of such plan. Any such bonus payable under this Section 3(b) shall be paid annually by March 15 of the calendar year following the fiscal year for which performance is being evaluated.
(c)    Equity Awards. Executive may be eligible to receive equity awards under the Carter Bankshares, Inc. Amended and Restated 2018 Omnibus Equity Incentive Plan, or any successor plan, in such manner and subject to such terms and conditions as Holding Company’s Board of Directors or its designee, in its sole discretion, may determine, if at all.
(d)    Clawback. Executive agrees that any incentive compensation that Executive receives from Employer or a related entity shall be subject to repayment (i.e., clawback) to Employer or such related entity to the extent required under any repayment or clawback policy adopted by Holding Company’s Board of Directors (or a committee thereof) or under any provisions of applicable law or regulation or securities exchange listing standard, in all cases whether in effect on the Effective Date or as may be adopted or amended in the future, and further consents to and agrees to abide by the terms of any such policies or provisions both during and after Executive’s employment with Employer.
(e)    Automobile Allowance. Employer will provide Executive the sum of $700 per month as an automobile allowance. This allowance will be included in Executive’s regular payroll payments and will not be grossed up for taxes.
4.    Benefits.

(a)Corporate Benefit Plans. Executive shall be entitled to participate in or become a participant in any employee benefit plan maintained by Employer for which Executive is or will become eligible on such terms as Holding Company’s Board of Directors or its designee may, in its discretion, establish, modify or otherwise change.
(b)Personal Time Off. Executive shall be entitled to four weeks (20 business days) of paid time off (“PTO”) each year (or such greater annual number of days allowed under Employer’s PTO policy), which shall be taken in accordance with Employer’s PTO Policy.
5.    Reimbursement of Expenses. Executive shall be reimbursed upon Executive’s incurring reasonable and customary business expenses in connection with the performance of Executive’s duties, subject to presentation of adequate substantiation, including receipts, for the reasonable business travel, entertainment, lodging, and other business expenses incurred by Executive. In no event will such reimbursements be made later than the last day of the calendar month following the calendar month in which Executive submits the request for payment of the reimbursable expense, which shall be submitted no later than sixty (60) calendar days after the expense is incurred.
6.    Termination of Employment.
(a)    Death or Incapacity. Executive’s employment under this Agreement shall terminate automatically upon Executive’s death. Upon her death, Executive’s spouse, if the spouse survives Executive, or, if not, Executive’s estate shall receive (i) any unpaid base salary which otherwise would be payable to Executive through the date of termination payable in a lump sum on the next regular payroll date of Employer following termination, but not later than thirty (30) calendar days thereafter; (ii) any annual bonus compensation earned and awarded pursuant to Section 3(b) above for the calendar year preceding the calendar year of termination, but not yet paid as of the date of termination, payable on the earlier of (A) the thirtieth (30th) calendar day after the date of termination, or (B) when otherwise due; (iii) any benefits vested, due and owing pursuant to the terms of any other plans, policies or programs, payable when otherwise due (hereinafter subsections (i) – (iii) collectively are referred to as the “Accrued Obligations”). Executive’s spouse, if the spouse survives Executive, or, if not, Executive’s estate shall also receive an amount equal to Executive’s base salary from the date of Executive’s death through the end of the month in which Executive’s death occurs, payable in a lump sum as soon as administratively feasible following Executive’s death, but not later than thirty (30) calendar days thereafter. If Holding Company’s Board of Directors or its designee determines that Incapacity (as defined below) of Executive has occurred, Employer may terminate Executive’s employment and this Agreement upon ninety (90) calendar days’ written notice, provided that, within ninety (90) calendar days after receipt of such notice, Executive shall not have returned to full-time performance of Executive’s assigned duties. In the event of a termination due to “Incapacity,” Bank shall pay the Accrued Obligations to Executive. For purposes of this Agreement, “Incapacity” shall occur if (i) Executive is unable to perform the material functions of Executive’s position for thirteen (13) consecutive weeks and is then deemed to be unable to continue in the Position for the reasonably foreseeable future by a physician selected by Employer, and acceptable to Executive or Executive’s legal representative, which consent shall not be unreasonably withheld, or (ii) Executive is deemed disabled as defined in the policy of disability insurance maintained by Employer for the benefit of Executive (and others if a group policy). Notwithstanding any other provision in this Agreement, Employer shall comply with all requirements of the Americans with Disabilities Act. Further, if Executive’s employment is terminated due to death or “Incapacity,” then no payments (other than the Accrued Obligations and spousal death benefit (in the event of Executive’s death) described above) shall be owed or paid, including those under Section 7(a) or Section 9(a); provided, however, that in the event that Executive’s employment is terminated due to Incapacity, Executive shall receive a severance amount equal to one-twelfth (1/12) of Executive’s annual base salary in effect immediately preceding such termination, payable on the sixtieth (60th) calendar day after Executive’s termination of employment.
(b)    Termination by Employer With or Without Cause. Employer may terminate Executive’s employment at any time during the Term of this Agreement, with or without notice (unless otherwise required herein) and with or without Cause. For purposes of this Agreement, “Cause” shall mean:
(i)Executive’s willful misconduct in connection with the performance of Executive’s duties;
(ii)Executive’s misappropriation or embezzlement of funds or material property of Employer or any affiliate;
(iii)Executive’s fraud or dishonesty with respect to Employer or any affiliate;
(iv)Executive’s willful failure to perform any of the material duties and responsibilities required by the Position (other than by reason of Incapacity), or Executive’s willful failure to follow reasonable instructions or policies of Employer, in either case after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by Holding Company’s Board of Directors or its designee in its reasonable business judgment) to remedy such failure (if such breach or violation is capable of being remedied), which period shall be not less than thirty (30) calendar days;
(v)Executive’s conviction of, indictment for (or the procedural equivalent), or entering of a guilty plea or plea of no contest with respect to any felony or any misdemeanor involving moral turpitude;
(vi)Executive’s breach of a material term of this Agreement, or violation in any material respect of any policy, code or standard of behavior or ethics generally applicable to officers of Employer, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by Holding Company’s Board of Directors or its designee in its reasonable business judgment) to remedy such breach or violation (if such breach or violation is capable of being remedied), which period shall be not less than thirty (30) calendar days;

(vii)Executive’s willful violation of any final cease and desist order;
(viii)Executive’s breach of any fiduciary duty or duty of loyalty owed to Employer or its affiliates; or
(ix)    Executive’s engaging in conduct that, if it became known by any regulatory or governmental agency or the public, would be or is reasonably likely to result, in the good faith judgment of Holding Company’s Board of Directors or its designee, in material injury to Employer, monetarily or otherwise.
(c)    Termination by Executive for Good Reason. Executive may terminate employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
(i)The assignment of duties to Executive by Employer which result in Executive having materially less authority or responsibility than Executive has on the Effective Date, without Executive’s express written consent;
(ii)Employer requiring Executive to maintain Executive’s principal office outside of the City of Martinsville, Virginia or any contiguous counties unless Holding Company moves its principal executive offices to the place to which Executive is required to move;
(iii)A material reduction in Executive’s base salary; or
(iv)Any action or inaction by Employer that constitutes a material breach of this Agreement.
Executive is required to provide written notice to Employer detailing the existence of a condition described above in this Section 6(c) within a sixty (60) calendar day period after the initial existence of the condition, and Employer shall have thirty (30) calendar days after notice to remedy the condition without liability. In addition to the foregoing requirements, to trigger payment under this Section 6(c), Executive must also terminate employment within one hundred twenty (120) calendar days after the initial occurrence of the event constituting “Good Reason” and Employer must have been allowed the full opportunity to cure, as set forth above. In the event Executive terminates for Good Reason due to a material reduction of base salary under Section 6(c)(iii), the amount of any severance due under this Agreement shall be determined using the base salary as it exists immediately prior to such reduction.
Notwithstanding the above, “Good Reason” shall not include any resignation by Executive where Cause for Executive’s termination by Employer exists under Section 6(b), or there is an isolated, insubstantial or inadvertent action by Employer (provided that such action is remedied by Employer after written notice by Executive).
(d)    Other. Executive’s employment hereunder may be terminated voluntarily by Executive without Good Reason upon ninety (90) calendar days’ prior written notice to Employer or at any time by mutual agreement in writing. In the event of such voluntary termination notice by Executive without Good Reason, Employer may terminate Executive’s employment prior to the expiration of the notice period without incurring any liability under Section 7 or Section 9, and Employer shall be required only to pay the Accrued Obligations (as defined Section 6(a)) and, for a termination due to mutual agreement of the parties or a termination by Employer prior to the expiration of the notice period described above (but not otherwise for a voluntary termination without Good Reason by Executive), a severance amount equal to one-twelfth (1/12) of Executive’s annual base salary in effect immediately preceding such termination, payable on the sixtieth (60th) calendar day after Executive’s termination of employment.
(e)    Resignation of All Positions. Unless otherwise agreed in writing, upon termination of Executive’s employment hereunder, regardless of the reason for the termination or whether the employment relationship is terminated at the option of Executive or Employer, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or, to the extent applicable, as a member of the board of directors (or a committee thereof) of the Employer or any of its affiliates.
7.    Obligations Upon Termination Other Than Related to a Change of Control.
(a)    Without Cause or for Good Reason. If either Employer terminates Executive’s employment with Employer without Cause or Executive terminates Executive’s employment with Employer for Good Reason during the Term, in each case other than within two (2) years after a Change of Control (as defined in Section 10). Executive shall be entitled to receive, subject to any applicable delay set forth in Section 19(b):
(i)The Accrued Obligations (as defined in Section 6(a)); and
(ii)Subject to Executive’s signing, delivering and not revoking a Separation Agreement and General Release (“Release”) in a form satisfactory to Employer that is substantially similar to Exhibit A, which Release must be signed, delivered and not revoked within the period set forth in the Release:
(A)    A payment in a monthly amount equal to one-twelfth (1/12) of Executive’s annual base salary in effect immediately preceding such termination for twelve (12) months, payable in accordance with Bank’s established payroll practices (but no less frequently than monthly), provided that the amounts Executive would otherwise have received during the sixty (60) calendar days after Executive’s termination had the payments begun immediately after Executive’s termination of employment shall be paid in a lump sum on the sixtieth (60th) calendar day after Executive’s termination of employment (the “Severance Benefit”); and
(B)    For twelve (12) months after the date of termination, Executive shall receive coverage under all employee health insurance programs or plans (medical, dental and vision) (“Health Care Plans”) in which Executive and/or Executive’s spouse and any of Executive’s dependents were entitled to participate immediately prior to such termination, with Employer paying the employer portion of the premium therefor (the “Health Care Continuance Benefit”), provided that the continued participation of Executive and/or Executive’s spouse and any of Executive’s dependents is possible under the general terms and provisions of the Health Care Plans. If Employer cannot maintain such coverage for Executive or Executive’s spouse or dependents under the terms and provisions of the Health Care Plans (or where such continuation would adversely affect the tax status of the Health Care Plans pursuant to which the coverage is provided), Employer shall provide the Health Care Continuance Benefit by either providing substantially identical benefits directly or through an insurance arrangement or by paying Executive the estimated cost of the expected premium for twelve (12) months after the date of termination with such payments to be made in accordance with Bank’s established payroll practices (but no less frequently than monthly) for employees generally for the period during which such cash payments are to be provided. To the extent allowed by applicable law, the twelve (12)-month Health Care Continuance Benefit period shall run concurrently with the period for which Executive and/or Executive’s spouse and any of Executive’s dependents would be eligible for continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (the “COBRA Period”).
(iii)    In the event that Executive’s employment is terminated without Cause or due to Good Reason and Executive does not sign the Release required herein, then Executive shall only receive the Accrued Obligations (as defined in Section 6(a)) and a severance amount equal to one-twelfth (1/12) of Executive’s annual base salary in effect immediately preceding such termination, payable on the sixtieth (60th) calendar day after Executive’s termination of employment. This severance payment, along with the Accrued Obligations, shall satisfy all severance obligations of Employer to Executive under this Agreement.
Notwithstanding the foregoing, and in addition to Employer’s remedies set forth in Section 8(e), all such payments and benefits under Section 7(a)(ii) otherwise to be made after Executive’s termination of employment shall cease to be paid, and Employer shall have no further obligation with respect thereto, in the event Executive, without the consent of Employer, breaches or engages in any activity prohibited in Section 8 or any of its sub-parts.
(b)     For Cause; Other Than for Good Reason. If Executive’s employment is terminated for Cause or if Executive voluntarily terminates Executive’s employment other than for Good Reason, this Agreement shall terminate without any further obligation of Employer to Executive other than the payment to Executive of the Accrued Obligations.
8.    Covenants of Executive.
(a)     Confidentiality. As an employee of Employer, Executive will have access to and may participate in the origination of non-public, proprietary and confidential information relating to Employer and/or its affiliates and Executive acknowledges a fiduciary duty owed to Employer and its affiliates not to disclose any such information. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning Employer and its affiliates or their customers that is not generally known to the public or generally in the banking industry. Executive agrees that for a period of five (5) years following the cessation of employment, Executive will not use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by Employer; provided, however that to the extent the information covered by this Section 8 is otherwise protected by the law, such as “trade secrets,” as defined by the Virginia Uniform Trade Secrets Act, or customer information protected by banking privacy laws, that information shall not be disclosed or used for however long the legal protections applicable to such information remain in effect.
Nothing in this Agreement restricts or prohibits Executive or Executive’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation. Executive does not need the prior authorization of Employer to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators. Executive is not required to notify Employer that Executive has engaged in such communications with the Regulators. Executive recognizes and agrees that, in connection with any such activity outlined above, Executive must inform the Regulators that the information Executive is providing is confidential.
Furthermore, notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from discussing or disclosing the details relating to any claims of sexual assault, including claims under §§ 18.2-61, 18.2-67.1, 18.2-67.3 or 18.2-67.4 of the Code of Virginia, or claims of sexual harassment, including as defined in § 30-129.4 of the Code of Virginia, and including the settlements of such claims.  In addition, nothing in this Section 8 or any other provision of this Agreement shall (i) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (ii) require notification or prior approval by anyone of any such report.
Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:
•Where the disclosure is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or
•Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
(b) Non-Competition. In consideration for Employer’s entering into this Agreement and in exchange for the benefits promised herein, and other valuable consideration, Executive agrees that Executive will not engage in “Competition” for a period of twelve (12) months after Executive’s employment with Employer ceases for any reason. For purposes hereof, “Competition” means Executive’s owning, managing or controlling, or participating in the ownership, management or control, or performing duties that are the same as or substantially similar to those duties performed by Executive for Employer during the last twelve (12) months of Executive’s employment, as an officer, a director, an employee, a partner, or in any other capacity, if such ownership, management or control, or the participation therein, or the performance of such duties are of or performed for a bank, a bank holding company or other financial institution that provides products or services that are the same as or substantially similar to, and competitive with, any of the products or services provided by Employer at the time Executive’s employment ceases. The restrictions set forth in this Section 8(b) shall apply only to the extent that Executive’s activities (as described above in this Section 8(b)) are on behalf of a bank, bank holding company or other financial institution and its operations located within a fifty (50) mile radius surrounding the headquarters of the Bank (or any Virginia headquarters (if any) of a successor) or within a fifteen (15) mile radius surrounding any branch office of the Bank (or any successor as to its Virginia and North Carolina branches only) as such headquarters and branches are located as of the date Executive’s employment ceases. Nothing herein shall prohibit Executive from working in a role that does not compete with Employer or from owning securities (debt or equity) in a publicly traded company, including competitors of Employer, if such ownership constitutes two percent (2%) or less of the aggregate principal amount of such securities issued and outstanding.
(c)Non-Piracy. In consideration for Employer’s entering into this Agreement and in exchange for the benefits promised herein, and other valuable consideration, Executive agrees that for a period of twelve (12) months after Executive’s employment ceases for any reason, Executive will not, directly or indirectly, solicit, divert from Bank or transact business with any “Customer” of Bank with whom Executive had “Material Contact” during the last twelve (12) months of Executive’s employment or about whom Executive obtained information not known generally to the public while acting within the scope of Executive’s employment during the last twelve (12) months of employment, if the purpose of such solicitation, diversion or transaction is to provide products or services that are the same as or substantially similar to, and competitive with, those offered by Bank at the time Executive’s employment ceases. “Material Contact” means that Executive personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of Bank during the last twelve (12) months of Executive’s employment. “Customer” means any person or entity with whom Bank had a depository or other contractual relationship, pursuant to which Bank provided products or services during the last twelve (12) months of Executive’s employment.
(d)Non-Solicitation. In consideration for Employer’s entering into this Agreement and in exchange for the benefits promised herein, and other valuable consideration, Executive agrees that for a period of twelve (12) months after Executive’s employment ceases for any reason, Executive will not, directly or indirectly, hire any person employed by Bank during the last six (6) months of Executive’s employment, or assist others in hiring or soliciting for hire or inducing any such person to terminate employment with Bank, if the purpose is to compete with Bank.
(e) Remedies. Executive acknowledges that the covenants set forth in Section 8 of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of Employer. Executive further acknowledges that if Executive breaches or threatens to breach any provision of Section 8, all payments otherwise due under Section 7(a)(ii) and 9(a) shall immediately cease, but Employer’s remedies at law will be inadequate, and Employer will be irreparably harmed. Accordingly, Employer shall also be entitled to an injunction, both preliminary and permanent, restraining Executive from such breach or threatened breach, such injunctive relief not to preclude Employer from pursuing all available legal and equitable remedies, including money damages, and being entitled to all reasonable attorney’s fees and costs incurred in connection with the breach, threatened breach, or any challenge to the enforceability of Section 8.
9.                    Termination Related to a Change of Control. The severance provisions in Section 9 shall apply for two (2) years after a Change of Control and shall replace the provisions under Section 7 during that period. This Agreement does not provide for the payment of any amounts solely due to the occurrence of a Change of Control and in all events severance benefits require a termination of employment without Cause or a resignation for Good Reason, as described herein.
(a)    Without Cause or for Good Reason. If Executive’s employment with Employer is involuntarily terminated without Cause within two (2) years after a Change of Control shall have occurred or if Executive terminates employment with Employer for Good Reason within two (2) years after a Change of Control shall have occurred, Executive shall be entitled to receive, subject to any applicable delay set forth in Section 19(b) below:
(i)The Accrued Obligations (as defined in Section 6(a));

(ii)Subject to Executive’s signing, delivering and not revoking a Release in a form satisfactory to Employer that is substantially similar to Exhibit A, which Release must be signed, delivered and not revoked within the period set forth in the Release:
(A)A payment equal to two (2) times Executive’s annual base salary in effect immediately preceding such termination payable in one lump sum, less all applicable withholdings, on the sixtieth (60th) day after Executive’s termination of employment (the “Severance Benefit”); and
(B)For eighteen (18) months after the date of termination, Executive shall receive coverage under all Health Care Plans in which Executive and/or Executive’s spouse and any of Executive’s dependents were entitled to participate immediately prior to such termination, with Employer paying the employer portion of the premium therefor (the “Health Care Continuance Benefit”), provided that the continued participation of Executive and/or Executive’s spouse and any of Executive’s dependents is possible under the general terms and provisions of the Health Care Plans. If Employer cannot maintain such coverage for Executive or Executive’s spouse or dependents under the terms and provisions of the Health Care Plans (or where such continuation would adversely affect the tax status of the Health Care Plans pursuant to which the coverage is provided), Employer shall provide the Health Care Continuance Benefit by either providing substantially identical benefits directly or through an insurance arrangement or by paying Executive the estimated cost of the expected premium for eighteen (18) months after the date of termination with such payments to be made in accordance with Bank’s established payroll practices (but no less frequently than monthly) for employees generally for the period during which such cash payments are to be provided, less all applicable withholdings. To the extent allowed by applicable law, the eighteen (18)-month Health Care Continuance Benefit period shall run concurrently with the period for which Executive and/or Executive’s spouse and any of Executive’s dependents would be eligible for continuation coverage under the COBRA Period.
(C)An additional amount, payable in one lump sum, less all applicable withholdings, on the sixtieth (60th) day following Executive’s termination of employment, equal to one (1) times the highest annual bonus compensation pursuant to Section 3(b) above earned by Executive for the three (3) immediately preceding complete fiscal years or such fewer number of complete fiscal years as Executive may have been employed by Employer. For the avoidance of any doubt, if Employer makes a determination to award no annual bonus compensation to Executive for the three (3) immediately preceding complete fiscal years or such fewer number of complete fiscal years as Executive may have been employed by Employer, then no amount is payable under this Section 9(a)(ii)(C).

(iii) In the event that Executive’s employment is terminated without Cause or due to Good Reason within two (2) years after a Change of Control and Executive does not sign the Release required herein, then Executive shall only receive the Accrued Obligations (as defined in Section 6(a)) and a severance amount equal to one-twelfth (1/12) of Executive’s annual base salary in effect immediately preceding such termination, payable on the sixtieth (60th) calendar day after Executive’s termination of employment. This severance payment, along with the Accrued Obligations, shall satisfy all severance obligations of Employer to Executive under this Agreement.
Notwithstanding the foregoing, and in addition to Employer’s remedies set forth in Section 8(e), all such payments and benefits under Section 9(a)(ii) otherwise to be made after Executive’s termination of employment shall cease to be paid, and Employer shall have no further obligation with respect thereto, in the event Executive, without the consent of Employer, engages in any activity prohibited by Section 8.
(b)    Modified Cutback of Compensation Deemed to be Contingent on a Change of Control. If any benefits or payments are to be made under the terms of this Agreement or any other agreement between Executive and Employer following a transaction that constitutes a change in the ownership or effective control of Holding Company or in the ownership of a substantial portion of the assets of Holding Company such that the provisions of Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (“Code Section 280G”) or Section 4999 of the Internal Revenue Code and any regulations thereunder could potentially apply to such compensation, then the following provisions shall be applicable:
(i)In the event the independent accountants serving as auditors for Holding Company on the date of a change of control within the meaning of Code Section 280G (or any other independent accounting firm designated by Holding Company) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on such change of control, would be nondeductible by Employer under Code Section 280G, then the payments scheduled under this Agreement and all other agreements between Executive and Employer will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. Any reduction of benefits or payments required to be made under this Section 9(b)(i) shall be taken in the following order: first from cash compensation and then from payments or benefits not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of determination.
(ii)Notwithstanding the foregoing Section 9(b)(i), in the event the independent accountants serving as auditors for Holding Company on the date of a change of control within the meaning of Code Section 280G (or any other independent accounting firm designated by Holding Company) determine that the net economic benefit to Executive after payment of all income and excise taxes is greater without giving effect to Section 9(b)(i) than Executive’s net economic benefit after a reduction by reason of the application of Section 9(b)(i), then Section 9(b)(i) shall be a nullity and without any force or effect. Any decisions regarding the requirement or implementation of the reductions to compensation described in Section 9(b)(i) shall be made by the independent accountants serving as auditors for Holding Company on the date of a change of control within the meaning of Code Section 280G (or any other independent accounting firm designated by Holding Company), shall be made at Employer’s expense and shall be binding on the parties.
(c)Superseding Provisions. The benefits and payments set forth in Section 9(a) that may be due in connection with a termination of employment within two (2) years after a Change of Control shall supersede all payments, entitlements and benefits of Executive otherwise payable under Section 7(a). The benefits and payments due under Section 9(a) replace those in Section 7(a), and are not cumulative thereof.
(d)For Cause; Other Than for Good Reason. If Executive’s employment is terminated for Cause or if Executive voluntarily terminates Executive’s employment other than for Good Reason, within two (2) years after a Change of Control, this Agreement shall terminate without any further obligation of Employer to Executive other than the payment to Executive of the Accrued Obligations.
10.    Change of Control Defined. For purposes of this Agreement, a “Change of Control” occurs if (a) any person, including persons acting as a group, as defined in Treasury Regulation § 1.409A-3(i)(5), becomes the owner or beneficial owner of securities of Holding Company having more than fifty percent (50%) of the combined voting power of the then outstanding securities of Holding Company that may be cast for the election of Holding Company’s directors other than a result of an issuance of securities initiated by Holding Company, or open market purchases approved by Holding Company’s Board of Directors, as long as the majority of Holding Company’s Board of Directors approving the purchases constitutes a majority of Holding Company’s Board of Directors at the time the purchases are made; (b) during any twelve (12)-month period, as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of Employer before such events cease to constitute a majority of Holding Company’s Board of Directors or any successor’s board, as applicable. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (a) – (b) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events. The above definition of Change of Control is intended to and shall be interpreted and applied in a manner as to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (“Code Section 409A”).
11.Documents. All documents, records, tapes and other media of any kind or description relating to the business of Employer or any of its affiliates or subsidiaries, and all passwords for accounts belonging to Employer (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of Employer. The Documents (and any copies) shall be returned to Employer upon Executive’s termination of employment for any reason or at such earlier time or times as Holding Company’s Board of Directors or its designee may specify.
12.Suspension or Temporary Prohibition of Services; Permanent Prohibition of Services. If Executive is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served pursuant to the Federal Deposit Insurance Act, Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer may in its discretion (a) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and (b) reinstate (in whole or in part) any of its obligations which were suspended. If Executive is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under the Federal Deposit Insurance Act or the Code of Virginia, all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.
13.Severability/Breach Not Excuse Performance. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently. No breach of this Agreement by Employer shall excuse Executive’s obligations under Section 8.
14.Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to its conflict of law rules. The parties further agree that venue in the event of a dispute shall be exclusively in the Circuit Court of the City of Martinsville, or the applicable federal court encompassing that jurisdiction, at the sole option of Employer, and Executive agrees not to object to venue.
15.Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by overnight or registered or certified mail, return receipt requested, to the parties at the following addresses (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
To Employer:                Chief Executive Officer
    Carter Bankshares, Inc.
1300 Kings Mountain Road
Martinsville, VA 24112
To Executive:    At Executive’s home address as shown on the records of Employer.
16.Amendment and Termination of Agreement. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives. Except as specifically set forth herein, including pursuant to the provisions of Section 6 above, this Agreement may not be terminated except by an instrument in writing executed by the parties hereto or their legal representatives.
17.Binding Effect. This Agreement shall be binding upon Executive and on Employer, its successors and assigns on the Effective Date. Employer will require any successor to all or substantially all of the business, stock or assets of Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. This Agreement shall be freely assignable by Employer.
18.No Construction Against Any Party. This Agreement is the product of informed negotiations between Executive and Employer. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. Executive and Employer agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.
19.Code Section 409A Compliance.
(a)The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. A “separation from service” shall not occur under Code Section 409A unless such Executive has completely severed Executive’s relationship with Employer or Executive has permanently decreased Executive’s services to twenty percent (20%) or less of the average level of bona fide services over the immediately preceding thirty-six (36) month period (or the full period if Executive has been providing services for less than thirty-six (36) months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Code Section 409A. If Executive is deemed on the date of separation from service with Employer to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by Employer from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed for six (6) months in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall be paid with interest on the earlier of (i) the first day of the seventh (7th) month measured from the date of Executive’s separation from service or (ii) the date of Executive’s death. The amount of interest to be paid shall be based on the prime rate of interest in effect on the first day of the month following Executive’s separation from service as reported in the Wall

Street Journal. In the case of benefits required to be delayed under Code Section 409A, however, Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six (6) month delay period and then be reimbursed by Employer thereafter on the first day of the seventh (7th) month following the date of Executive’s separation from service or, if earlier, on the date of Executive’s death.
(c)With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with Employer’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.
(d)If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
(e)When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Employer. In the event any payment payable upon termination of employment would be exempt from Code Section 409A under the short-term deferral exception or the involuntary severance exception under Treasury Regulation § 1.409A-1(b)(9)(iii) but for the amount of such payment, the determination of the payments to Executive that are exempt under such provisions shall be made by first applying the short-term deferral exception and then by applying the involuntary severance exception to payments based on chronological order beginning with the payments paid closest in time on or after such termination of employment.
(f)    Notwithstanding any other provision of this Agreement, Executive shall be solely liable, and Employer shall not be liable in any way to Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.
20.Regulatory Limitation. Notwithstanding any other provision of this Agreement, neither Employer nor any subsidiary shall be obligated to make, and Executive shall have no right to receive, any payment, benefit or amount under this Agreement that would violate any law, regulation or regulatory order applicable to Employer or the subsidiary at the time such payment is due, including without limitation, any regulation or order of the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System. Executive agrees that compliance by Employer with such regulatory restrictions, even to the extent that compensation or other benefits paid to Executive are limited, shall not be a breach of this Agreement by Employer.
21.Waiver of Breach. The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.
22.No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 22 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Executive or Executive’s estate and their assigning any rights under this Agreement to the person or persons entitled hereto.
23.Full Capacity. The persons signing this Agreement represent that they have full authority and representative capacity to execute this Agreement in the capacities indicated below and to perform all obligations under this Agreement.
24.Representation and Warranty of Executive. Executive represents and warrants to Employer that Executive is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent Executive from continuing in the employ of Employer under this Agreement or prevent Executive from performing the terms of this Agreement.
25.Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and, upon the Effective Date, it supersedes all other prior agreements and understandings, both written and oral, express or implied, including the Employment Agreement between Bank and Executive dated June 19, 2017, and the amended and restated Employment Agreement, dated November 20, 2020, with respect to the subject matter of this Agreement.
26.Survivability. The provisions of Sections 8, 11, 13, 14, 15, 17, 18, 20, 21, 22, and 26 shall survive the termination, expiration or non-renewal of this Agreement.
27.Counterparts/Facsimile. This Agreement may be executed and delivered in multiple counterparts (including by Docusign or a similarly accredited secure signature service or other electronic transmission or signature), each of which when so executed and delivered shall be deemed to be an original, and all of which together shall constitute one and the same instrument. Counterparts may be delivered by facsimile, e-mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and shall be valid and effective for all purposes.

28.Case and Gender. Wherever required by the context of this Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.
29.Title. The titles and sub-headings of each Section and Sub-Section in this Agreement are for convenience only and should not be considered part of this Agreement to aid in interpretation or construction.
[Signature Block on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Date: 6/22/2026	/s/ Wendy S. Bell
Wendy S. Bell

Date: 6/18/2026	Carter Bankshares, Inc.

By: /s/ Litz H. Van Dyke
Name: Litz H. Van Dyke
Title: Chief Executive Officer

Date: 6/18/2026	Carter Bank & Trust

By: /s/ Litz H. Van Dyke
Name: Litz H. Van Dyke
Title: Chief Executive Officer

Holding Company and Bank Address:	Employee Address:
Chief Executive Officer	xxxxxxxxxxxxxxxxxxx
Carter Bankshares, Inc	xxxxxxxxxxxxxxxxxxx
1300 Kings Mountain Road
Martinsville, VA 24117

[Signature Page to Second Amended and Restated Employment Agreement]

EXHIBIT A
[Form of Exhibit A – Do not execute before date of termination]
SEPARATION AGREEMENT AND GENERAL RELEASE
THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into by and between ___________ (“Employee”) and Carter Bankshares, Inc. (the “Holding Company”) and Carter Bank & Trust (the “Bank”) (collectively, the Holding Company and the Bank are referred to herein as “Employer”).
Statement Of Facts
Employee’s employment with the Bank ceased on ________, 20__, and Employee desires to accept the following agreements, including, without limitation, certain additional consideration from the Bank to which Employee would not otherwise be entitled, in return for Employee’s general release and non-disclosure agreement set forth below. Accordingly, the Bank is providing certain severance benefits pursuant to and expressly provided by a Second Amended and Restated Employment Agreement (“Employment Agreement”), dated _______. Employee, the Bank, and the Holding Company desire to settle fully and finally all differences and disputes between them that might arise, or have arisen, out of the Employment Agreement, Employee’s employment, and the cessation thereof.
Statement Of Terms
In consideration of the mutual promises herein, it is agreed as follows:
1.Non-Admission of Liability. Neither this Agreement nor the Bank’s offer to enter into this Agreement shall in any way be construed as an admission by the Bank or the Holding Company that they have acted wrongfully with respect to Employee or any other person, or that Employee has any rights whatsoever against them.
2.Cessation of Employment. Employee represents, understands and agrees that Employee’s employment with the Bank ceased on _______, 20_ (“Separation Date”). Effective on the close of business _______, 20_, Employee ceased to be an Employee of the Bank for any purpose whatsoever and is entitled to no further payments or benefits except as provided herein.
3.Effective Date. The effective date of this Agreement shall be the eighth day after Employee signs and delivers to the Bank and the Holding Company this Agreement (“Effective Date”) without revocation. The Agreement cannot be signed by Employee until the Separation Date, and it must be signed by Employee, delivered to the Director of Human Resources of the Bank, and not revoked as set forth herein, to be effective.
4.Additional Consideration. In full consideration and as a material inducement for Employee’s signing this Agreement, the Bank will provide additional consideration, to which Employee would not have been otherwise entitled in the absence of this Agreement. Pursuant to Section ____ of the Employment Agreement, the Bank shall provide to Employee the payments and benefits referenced therein.

5.Cessation of Authority. Employee understands and agrees that as of the Separation Date, Employee will be no longer authorized to incur any expenses, obligations or liabilities, or to make any commitments on behalf of the Bank or the Holding Company.
6.Return of the Bank Materials and Property/Non-Interference. Employee understands and agrees that Employee immediately will return to the Bank all files, memoranda, records, credit cards, manuals, computer equipment, computer software, pagers, cellular phones, facsimile machines, vehicle, passwords, and any other equipment and other documents, and all other physical or personal property that Employee received from the Bank and Holding Company or that Employee used in the course of Employee’s employment with the Bank and that are the property of the Bank and Holding Company. Employee further agrees that Employee will provide immediately upon request any and all information used by Employee to access any Bank database or other electronically stored information, including any and all passwords.
7.Continuing Obligations. Employee agrees that Employee remains bound by Employee’s obligations under Sections 8, 11, 13, 14, 15, 17, 18, 20, 21, 22, and 26 of the Employment Agreement and that nothing herein affects or impedes the rights of the Bank and the Holding Company to enforce those obligations and provisions, which are incorporated herein and remain in full force and effect.
8.Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other Sections shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.
9.Complete Release. As a material inducement to the Bank and the Holding Company to enter into this Separation Agreement and General Release, Employee hereby irrevocably and unconditionally releases, acquits, and forever discharges the Bank, the Holding Company, and each of their owners, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements (including the Employment Agreement), controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of any alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on the Bank’s right to terminate employees, or any federal, state or other governmental law, statute, regulation, or ordinance, including without limitation (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, (race, color, religion, sex, and national origin discrimination); (2) the Americans with Disabilities Act (disability discrimination); (3) 42 U.S.C. § 1981 (discrimination); (4) the federal Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; and (7) the Employee Retirement Income Security Act (“ERISA”) (“Claim” or “Claims”), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the Effective Date of this Agreement; provided, however, that nothing herein shall preclude Employee from filing an administrative charge with the Equal Employment Opportunity Commission, but Employee agrees that Employee shall not be entitled to any monetary recovery or any other relief arising therefrom or from any subsequent lawsuit based upon such charge or any other charge filed by anyone else.

10.Age Discrimination In Employment Act.  Employee hereby acknowledges and agrees that this Agreement and the cessation of Employee’s employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth in Section 10 hereof shall be applicable, without limitation, to any claims brought under these Acts.  Employee further acknowledges and agrees that:
a.The release given by Employee in this Agreement is given solely in exchange for the consideration set forth in Section 4 of this Agreement and such consideration is in addition to anything of value which Employee was entitled to receive prior to entering into this Agreement;
b.By entering into this Agreement, Employee does not waive rights or claims that may arise after the date this Agreement is executed;
c.Employee has been advised to consult an attorney prior to entering into this Agreement, and this provision of the Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Employee be so advised in writing;
d.Employee has been offered twenty-one (21) [ or forty-five (45) if applicable] calendar days from receipt of this Agreement within which to consider this Agreement; and
e.For a period of seven (7) calendar days following Employee’s execution of this Agreement, Employee may revoke this Agreement by delivering written notice to the Bank’s Director of Human Resources, and this Agreement shall not become effective or enforceable until such seven (7) day period has expired.
f.No change to this Agreement, material or otherwise, shall re-start the 21-day [45-day] period.
11.ADEA Notice [If needed for a group termination].  The information in this Notice is provided so Employee may make an informed decision as to whether to sign this Agreement and receive the additional consideration referenced in Section 4 hereunder.  The list attached as Exhibit 1 reflects the job titles and corresponding ages of each Employee in the class of Employees considered for termination, i.e., ______________. Those Employees collectively comprise the decisional unit from which the decisions at issue were made.  _________________.
12.Continued Cooperation. Employee agrees that Employee will continue to provide reasonable cooperation in connection with any litigation, judicial or administrative proceedings or healthcare investigations, surveys or credentialing, as reasonably requested by the Bank or the Holding Company, and for which Employee possesses relevant knowledge. Nothing herein is intended to restrict or affect Employee’s testimony or statements, which shall at all times be truthful.
13.No Other Representations. Employee represents and acknowledges that in executing this Agreement, Employee does not rely, and has not relied, upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis or effect of the Agreement or otherwise.
14.Sole and Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and except as set forth above in Section 7 hereof in regard to continuing obligations under the Severance Agreement and the payments to be made under the Severance Agreement, supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.
15.Binding Effect, Assignment. This Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective heirs, representatives, successors, transferees and permitted assigns. This Agreement shall not be assignable by Employee but shall be freely assignable by the Bank and the Holding Company.
16.Counterparts. This Agreement may be executed by electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

__________________            _____________________________________________
Date                    EMPLOYEE

CARTER BANKSHARES, INC.

__________________            _____________________________________________
Date                    By:
                    Title: ________________________________________

CARTER BANK & TRUST

__________________            _____________________________________________
Date                    By:
                    Title: ________________________________________